EXHIBIT 99.1

Confidential
               FOR:                      TRIMBLE NAVIGATION LIMITED

               APPROVED BY:              Steven W. Berglund, CEO

               CONTACT:                  Investor Relations
                                         Brian Siegel
                                         (408) 481-6914
                                         investor_relations@trimble.com

                                         Media
                                         Lea Ann McNabb
                                         (408) 481-7808
                                         leaann_mcnabb@trimble.com

                                         The Ruth Group
                                         David Pasquale
                                         (646) 536-7006



          Trimble Announces Fiscal Fourth Quarter and Year-End Results


SUNNYVALE, Calif., Jan. 30, 2002 - Trimble (Nasdaq: TRMB) today announced results for the fiscal fourth quarter and year ended December 28, 2001. The Company reported fourth quarter revenues of $106.4 million, with adjusted earnings per share (EPS) of $0.02. Adjusted EPS excludes any one-time and acquisition related charges, being primarily goodwill and intangible amortization costs from acquisitions, and restructuring charges related to the Company's cost-cutting measures that would be included when reporting on a Generally Accepted Accounting Principles (GAAP) basis. GAAP EPS for the fourth quarter and entire fiscal 2001 were ($0.26) and ($0.93), respectively.

For fiscal year 2001, revenue and adjusted EPS were $475.3 million and $0.36, respectively. This compares to pro-forma (reflecting the acquisition of Spectra Precision Group and Tripod Data Systems, and the sales of the Company's commercial and business airline operations) revenue of $498.2 and adjusted EPS of $1.22 in fiscal 2000.

The  Company   reported   earnings  before  interest,   tax,   depreciation  and
amortization (EBITDA), before restructuring charges, of $10.1 million in the fourth fiscal quarter, and $45.2 million for fiscal 2001.

"Within a challenging economy, Trimble continued to strengthen its competitive and financial position in 2001," said Steven W. Berglund, president and CEO of Trimble. "Early in 2001, we saw signs of an economic downturn and implemented new cost cutting initiatives in addition to those already in place as part of the Spectra Precision acquisition. These early actions helped bring our fixed cost structure in line with what we believed to be recessionary conditions and allowed us to remain profitable on an adjusted basis, as the economy further declined. We took further actions over the past 6 weeks by raising approximately $46 million in a private equity placement. The proceeds were used to reduce our overall debt level and future interest expense. In addition to paying down debt with the proceeds of the private equity deal, during the fourth quarter, we also paid an additional $29 million using cash from operations. The result of these actions was the lowering of our break-even point."

"At the same time we were cutting costs, we selectively invested in initiatives that we believe will create growth including the introduction of new products, the expansion of our distribution channels and new alliances. Of significance was the creation of Trimble Mobile Solutions (TMS). TMS is intended to enable us to build upon our existing fleet management hardware offerings to offer fully bundled solutions to the mobile security, telematics, workforce management and targeted fleet management markets. We are currently adding capabilities in this market and expect to begin to see tangible results in the second half of 2002."

Business Segment Detail for Fiscal Fourth Quarter and Year End 2001

Engineering and Construction revenues were $69.1 million versus $74.5 million in the year ago quarter. For the year, Engineering and Construction revenues were $303.9 million, or 64 percent of consolidated revenue, versus $310.4 million, or 62 percent of revenue in fiscal 2000, on a pro forma basis.

Fleet and Asset Management revenues were $13.7 million as compared to $16.9 million in the year ago quarter. For the year, revenues were $57.7 million, or 12 percent of consolidated revenue, as compared to $65.1 million, or 13 percent of revenue in 2000.

Revenues from the Components Technologies segment were $12.7 million as compared to $18.4 million in the year ago quarter. For the year, revenues were $58.1 million, or 12 percent of consolidated revenue versus $60.2 million or 12 percent of revenue in 2000.

Agriculture revenues for the fourth quarter were $4.3 million versus $7.9 million in the year ago quarter. For the year, revenues were $24.6 million or 5 percent of consolidated revenue, versus $34.1 million or 7 percent of revenue in 2000, on a pro forma basis.

Revenues from Portfolio Technologies were $6.6 million for the fourth quarter versus $6.4m in the year ago quarter. For the year, revenues were $31 million or 7% of consolidated revenue, versus $28.4 million or 6% of revenue in 2000, on a pro forma basis.

Looking Ahead

Berglund concluded, "We remain cautious and still believe the economy will continue to be a challenge in 2002. However, we continue to build capabilities that will serve our customers and to take strategic actions designed to further strengthen Trimble's market position. These actions include new products, alliances with industry leaders, improved systems and development of our distribution channels. When customer buying behavior and the overall economy improve, we believe that these actions, combined with our cost cutting, will position Trimble to demonstrate improved financial performance."

The Company expects revenues for its first fiscal quarter ending March 29, 2002 to be approximately $104 to $106 million, with adjusted EPS in a range from breakeven to $0.03. While the Company has limited visibility into the entire fiscal year 2002, it expects to achieve an increase in revenue and adjusted EPS for the second fiscal quarter due to the normal seasonality of the engineering and construction market.

The Company will hold a conference call on Wednesday, January 30, 2002 at 8:00 AM Pacific Time to review its fourth quarter results. The conference call will also be broadcast live on the web at www.trimble.com, on the Investors Relations page. A replay of the call will be available for 48 hours beginning at 11:00 AM, Pacific Time. The replay number is (800) 642-1687, and the passcode is 2897303.

About Trimble

Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide. For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward looking statements are subject to change, and actual results may differ from those set forth in this press release due to certain risks and uncertainties, including successful development and market acceptance of new product offerings and continued demand for existing products and continued integration of acquired companies. Among other things, these results may not continue beyond the current quarter due to seasonal and economic trends and additional competitive issues that may have an adverse effect on the ongoing positioning and growth of the Company. These and other risks are detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

                                     TRIMBLE
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)
                                   (Unaudited)

                                               Dec 28,   Sept 28,    Dec 29,
                                                2001       2001        2000
    Assets

    Current assets
      Cash and cash equivalents               $31,078     $42,403    $40,876
      Accounts and other receivable, net       71,680      81,783     83,600
      Inventories                              52,160      58,847     60,846
      Other current assets                      6,536       7,404      8,017
        Total current assets                  161,454     190,437    193,339

      Net property and equipment               27,542      30,689     34,059
      Intangible assets                       220,304     229,334    249,832
      Deferred tax assets                         383         493        531
      Other assets                             10,062      10,902     12,743
        Total Assets                         $419,745    $461,855   $490,504

    Liabilities and Shareholders' Equity

    Current liabilities
      Bank & other short-term borrowings      $40,025     $77,062    $62,000
      Current portion of long-term debt       107,443     101,533     51,721
      Accounts payable                         21,494      23,043     26,448
      Accrued compensation and benefits        13,786      19,080     16,771
      Accrued liabilities                      35,999      38,850     41,833
      Income taxes payable                      7,403       5,435      5,005
        Total current liabilities             226,150     265,003    203,778

    Noncurrent portion of long-term debt       43,097      65,900    137,341
    Deferred tax liabilities                    7,347       7,257      8,230
    Other noncurrent liabilities                4,662       5,436      6,212

        Total liabilities                     281,256     343,596    355,561

    Shareholders' equity
      Common stock                            190,931     163,901    153,853
      Common stock warrants                       293         293        993
      Retained earnings (deficit)             (33,819)    (27,187)   (10,940)
      Accumulated other comprehensive loss       (187)       (245)         0
      Cumulative translation adjustment       (18,729)    (18,503)    (8,963)
    Total shareholders' equity                138,489     118,259    134,943

    Total liabilities
     and shareholders' equity                $419,745    $461,855   $490,504

                                     TRIMBLE
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)
                                   (Unaudited)

                                    Three Months Ended   Twelve Months Ended
                                    Dec 28,    Dec 29,    Dec 28,    Dec 29,
                                     2001        2000      2001        2000

    Total revenue                 $106,405   $124,167    $475,292   $369,798
    Cost of sales                   52,516     62,468     238,057    173,237
      Gross margin                  53,889     61,699     237,235    196,561
      Gross margin (%)               50.6%      49.7%       49.9%      53.2%

    Operating expenses:
      Research and development      15,600     14,621      62,881     46,520
      Sales and marketing           22,762     28,143     103,778     79,901
      General and administrative     8,309      7,982      37,407     30,514
      Restructuring charges            602         --       1,875        --
      Amortization of
       goodwill & other
       purchased intangibles         7,301      7,485      29,389     13,407
        Total operating expenses    54,574     58,231     235,330    170,342

    Operating income (loss)           (685)     3,468       1,905     26,219

    Non-operating income (expense):
      Interest expense, net         (5,191)       409     (21,106)     4,478
      Other expense                   (383)    (6,571)     (2,154)   (14,561)
      Foreign exchange loss           (786)      (214)       (237)      (376)
        Total non-operating
         expense                    (6,360)    (6,376)    (23,497)   (10,459)

    Income (loss) before taxes      (7,045)    (2,908)    (21,592)    15,760

    Income tax provision (benefit)     200       (292)      1,900      1,575

    Net income (loss)
     from Continuing Operations     (7,245)    (2,616)    (23,492)    14,185

    Gain from
     Discontinued Operations          $613        $--        $613       $--

    Net Income (loss)              $(6,632)   $(2,616)   $(22,879)   $14,185

    Basic net income
     (loss) per share               $(0.26)    $(0.11)    $(0.93)      $0.60

    Shares used in calculating
     basic net income
     (loss) per share               25,273     23,792      24,727     23,601

    Diluted net income
     (loss) per share               $(0.26)    $(0.11)    $(0.93)      $0.55

    Shares used in
     calculating diluted net
     income (loss) per share        25,273     23,792      24,727     25,976

    Supplemental data:

    Income (loss) before taxes      (7,045)    (2,908)    (21,592)    15,760

    One time & acquisition related charges
      Inventory purchase
       accounting adjustment
       (Cost of sales)                  --      1,692          --      4,600
      Amortization of
       goodwill & other
       purchased intangibles         7,301      7,485      29,389     13,407
      Debt extinguishments
       costs (Interest expense)         --         --          --      1,185
      Restructuring charges            602         --       1,875        --
      Gain on sale of minority
       investment (Other expense)       --       (250)       (270)    (1,274)
      Loss on sale of business
       (Other expense)                (127)        --       1,837        --
      Write-down of investment
       (Other expense)                 136         --         136        --
      Boulder relocation costs
       (General and administrative)     --        117          --        917
        Total one time charges       7,912      9,044      32,967     18,835

    Adjusted net income
     before taxes                      867      6,136      11,375     34,595
    Income tax provision               475        614       1,900      3,460
    Adjusted net income               $392     $5,522      $9,475    $31,136

    Shares used in
     calculating diluted
     adjusted net income
     per share                      25,985     25,474      25,987     25,976

    Diluted adjusted
     net income per share            $0.02      $0.22       $0.36      $1.20